Exhibit 99.1

LMP Automotive Holdings Announces Voluntary NASDAQ Delisting and SEC Deregistration

FORT LAUDERDALE, Fla., August 12, 2022 (GLOBE NEWSWIRE) -- LMP Automotive Holdings, Inc. (NASDAQ: LMPX) (“LMP” or the “Company”), an e-commerce and facilities-based automotive retailer in the United States, today announced that in connection with the previously announced sale of substantially all of its assets (the “Atlantic Sale”), it has notified Nasdaq of the Company’s intent to voluntarily delist its common stock from the Nasdaq Capital Market. The Company expects to file a Form 25 with the Securities and Exchange Commission to effect the voluntary delisting of the common stock under Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) on or about August 15, 2022, and that the delisting will be effective on or about August 25, 2022 – ten days after the filing of the Form 25. Following delisting, the Company expects its common stock to trade on the OTC Pink Market tier.

As previously reported, the Company received a notice from the Nasdaq Listing Qualifications staff of the Nasdaq indicating that, as a result of not having timely filed its Annual Report on Form 10-K for the year ended December 31, 2021 and the Quarterly Report on Form 10-Q for the period ended March 31, 2022 the Company remains in non-compliance with Nasdaq Listing Rule 5250(c)(1), which requires timely filing of all required periodic financial reports with the Securities and Exchange Commission.

Following delisting, in accordance with our intended liquidation plan and to curtail expenses, the Company intends in the future to deregister its common stock and suspend its reporting obligations under the Exchange Act.

ABOUT LMP AUTOMOTIVE HOLDINGS, INC.

LMP Automotive Holdings, Inc. (NASDAQ: LMPX) is a growth company with a long-term plan to profitably consolidate and partner with automotive dealership groups in the United States. We offer a wide array of products and services fulfilling the entire vehicle ownership lifecycle, including new and used vehicles, finance and insurance products and automotive repair and maintenance.

Our proprietary e-commerce technology and strategy are designed to disrupt the industry by leveraging our experienced teams, growing selection of owned inventories and physical logistics network. We seek to provide customers with a seamless experience both online and in person. Our physical logistics network enables us to provide convenient free delivery points for customers and provide services throughout the entire ownership life cycle. We use digital technologies to lower our customer acquisition costs, achieve operational efficiencies and generate additional revenues. Our unique growth model generates significant cash flows, which funds our innovation and expansion into new geographical markets, along with strategically building out dealership networks, creating personal transportation solutions that consumers desire.

Investor Relations:

LMP Automotive Holdings, Inc.

500 East Broward Boulevard, Suite 1900

Fort Lauderdale, FL 33394

investors@lmpah.com

For more information visit:

lmpmotors.com